UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 1550 Bryant Street, Suite 500 San Francisco, CA (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 94103 (Zip Code)

Registrant’s telephone number, including area code: (415) 241-8020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2008, Java Detour. Inc. (the “Company”), through its wholly-owned subsidiary JDCO, Inc. (“JDCO”), entered into an Asset Purchase Agreement, which is attached hereto as Exhibit 10.1 (the “Asset Purchase Agreement”), by and between JDCO and Java Nevada, LLC (“Java Nevada”), pursuant to which the Company acquired from Java Nevada the rights, title and interest in the assets related to four franchise gourmet coffee retail locations in the State of Nevada (the “Assets”), which such stores had previously been purchased by Java Nevada from the Company on July 11, 2007. The Company believes that it is in the best interests of the Company and JDCO to repurchase such assets.

The purchase price for the Assets was (i) the cancellation of the $900,000 promissory note previously delivered by Java Nevada to the Company on July 11, 2007, (ii) certain other payments and contingent payments as set forth in the Asset Purchase Agreement and (iii) the assumption by the Company of certain liabilities related to the Assets, subject to limited exceptions set forth in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, Java Nevada also assigned to the Company the Master Franchise Agreement dated December 6, 2006, as amended August 1, 2007, between JDCO’s wholly-owned subsidiary, Java Detour Franchise Corp., and Java Nevada. As part of the purchase price, the Company will also pay to Java Nevada a portion of the master franchise fee paid by Java Nevada pursuant to the Master Franchise Agreement to the extent set forth in the Asset Purchase Agreement.

The Asset Purchase Agreement included customary covenants, representations and warranties by the parties, including, among others, representations by Java Nevada regarding ownership of the Assets.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement, dated July 1, 2008, by and between JDCO, Inc. and Java Nevada, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVA DETOUR, INC.

Date: July 10, 2008	By:	/s/ Michael Binninger
Name: Michael Binninger
Title: Chief Executive Officer